UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2015

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2800 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 595-1900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on February 21, 2012, ZaZa Energy Corporation (“our” or the “Company”) issued and sold Senior Secured Notes due 2017 (the “Senior Secured Notes”) in the aggregate principal amount of $100,000,000 and warrants to purchase shares of the Company’s common stock pursuant to a securities purchase agreement (as amended, the “Senior Secured Notes Purchase Agreement”) with MSDC ZEC Investments, LLC (“MSDC”), Senator Sidecar Master Fund LP (“Senator”), O-CAP Offshore Master Fund, L.P. (“O-CAP Master Fund”), O-CAP Partners, L.P. (“O-CAP Partners”), Capital Ventures International (“Capital Ventures”), Talara Master Fund, LTD. (“Talara”), Blackwell Partners, LLC (“Blackwell”), Permal Talara LTD. (“Permal Talara”) and Winwill Investments LLC ( “Winmill,” and collectively with MSDC, Senator, O-CAP Master Fund, O-CAP Partners and Capital Ventures, the “Purchasers”).

The Senior Secured Notes Purchase Agreement contains a provision that gives each Purchaser the right, beginning on March 23, 2015, to require the Company to repurchase up to 100% of such holder’s Senior Secured Notes at par plus accrued and unpaid interest to, but not including, the date of repurchase (the “Senior Secured Notes Put Option”). Upon any Purchaser exercising its rights in accordance with the terms of the Senior Secured Put Option, the Company would have 30 days to complete the repurchase of the Senior Secured Notes of that Purchaser unless the Company elects an earlier date to complete the repurchase.

As previously disclosed, the Company has received notices from MSDC, Winmill, Senator, Talara and Blackwell that they were electing to exercise their rights under the Senior Secured Notes Put Option.  In accordance with such notices, the Company had until May 6, 2015 to repurchase approximately $12.76 million of Senior Secured Notes, including accrued and unpaid interest to the date of repurchase, from the electing Purchasers.

On April 21, 2015, the Company and the Purchasers completed execution of Amendment No. 8 to the Senior Secured Notes Purchase Agreement (“Amendment No. 8”) to extend, from May 6, 2015 to May 29, 2015, the date of prepayment under the Senior Secured Put Option.  Additionally, Amendment No. 8 will require the Company to repurchase all of the Senior Secured Notes, including accrued and unpaid interest to the date of repurchase, so the Company will be required to pay approximately $13,930,889 on May 29, 2015.  As consideration for the extension of the prepayment date, the Company agreed to lower the exercise price for the warrants that are also held by the Senior Secured Note holders from $15.96 per share to $2.50 per share (the “Amended Warrants”).  The Amended Warrants are exercisable for an aggregate of 3,404,275 shares of the Company’s common stock.  The Company is currently in discussions with multiple parties regarding the refinancing of the Senior Secured Notes, although there can be no assurance that any of these transactions will be completed on or before May 29, 2015.

The foregoing description of Amendment No. 8 and the Amended Warrants does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreements, which are filed herewith as Exhibits 10.1 and 4.1, respectively, the terms of which are incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report is incorporated into this Item 2.03 by reference.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed, on April 6, 2015, the Company received a notice from each of MSDC and Winmill that it was electing to exercise its rights under the Senior Secured Notes Put Option, and each of Senator, Talara and Blackwell subsequently delivered its prepayment notices on April 8, 2015.  Despite the delivery of such notices, on April 21, 2015, the Company and the Purchasers entered into Amendment No. 8., as described above in Item 1.01, pursuant to which the Purchasers are deemed to have given notice of exercise of the Senior Secured Put Option and to have extended to May 29, 2015, the date of prepayment under the Senior Secured Put Option.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, Item 1.01 above and the full text of Amendment No. 8 attached as Exhibit 10.1 to this Current Report on Form 8-K, both of which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
4.1	Form of Amended Warrant to the purchasers under the Senior Secured Notes Purchase Agreement.
10.1	Amendment No. 8, dated April 21, 2015, to the Senior Secured Notes Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2015

ZaZa Energy Corporation

By:	/s/ Todd A. Brooks
Todd A. Brooks
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Amended Warrant to the purchasers under the Senior Secured Notes Purchase Agreement.
10.1	Amendment No. 8, dated April 21, 2015, to the Senior Secured Notes Purchase Agreement.